HIGHWAY HOLDINGS LIMITED
2010 STOCK OPTION AND RESTRICTED STOCK PLAN

1.	Purposes

The purposes of the Plan are as follows:

(a)           To attract and retain effective and capable directors, officers, employees and individual consultants of the Company and its Subsidiaries who contribute materially to the success of the Company and its Subsidiaries and to provide incentive compensation opportunities that are competitive with other similar businesses;

(b)           To bind the interests of these directors, officers, employees and individuals more closely to the Company’s own interests by offering them opportunities to acquire Common Stock; and

(c)           Thereby provide these individuals with added incentive to remain in the service of the Company and its Subsidiaries and to enhance long-term shareholder returns.

2.	Definitions

The following terms wherever used herein shall have the meanings set forth below.

(a)           The term “Award” shall mean an award of an Option or a Restricted Share under the Plan.

(b)           The term “Board” shall mean the Board of Directors of the Company.

(c)           The term “Change in Control of the Company” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of the Regulation 14A promulgated under the Exchange Act, whether or not the Company is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as the ownership of Common Stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (C) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; or (D) the shareholders of the Company approve a merger, share exchange or consolidation of the Company with any other corporation, other than a merger, share exchange or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company of such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale of disposition by the Company of all or substantially all the Company’s assets.

(d)           The term “Committee” shall mean a committee of one or more members of the Board appointed by the Board in accordance with subparagraph 4(i).

(e)           The term “Common Stock” shall mean the regular voting common shares, $0.01 par value per share, of the Company.

(f)           The term “Company” shall mean Highway Holdings Limited, a British Virgin Islands limited liability company.

(g)           The term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(h)           The term “Fair Market Value” shall mean (a) the average on the applicable date of the high and low prices of a share of Common Stock on the principal national securities exchange on which shares of Common Stock are then trading, or, if shares were not traded on such date, then on the next preceding date on which a trade occurred; or (b) if Common Stock is not traded on a national securities exchange, the closing bid price (or average bid prices) last quoted on such date by an established quotation service for over-the-counter securities; or (c) if Common Stock is not traded on a national securities exchange and is not otherwise publicly traded on such date, the fair market value of a share of Common Stock as established by the Board acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arm’s-length transactions. During periods when the Fair Market Value cannot be determined under any of the methods specified in clauses (a) and (b) , above, the Committee shall have the authority to establish the Fair Market Value as of the beginning of (or periodically during) each fiscal year of the Company and to use such value for all transactions occurring thereafter within such fiscal year.

(i)           The terms “Option” and “Stock Option” shall mean a right granted pursuant to the Plan to purchase shares of Common Stock at an exercise price and on other terms established pursuant to paragraph 7.

(j)           The term “Option Agreement” shall mean the written agreement representing an Option granted as contemplated by paragraph 7.

(k)          The term “Non-Employee Director” shall mean a Director who is considered a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(l)           The term “Plan” shall mean the Highway Holdings Limited 2010 Stock Option and Restricted Stock Plan as originally approved by the Board on June 26, 2010, as the same may be amended from time to time.

(m)          The term “Restricted Share” means a share of Common Stock awarded under the Plan that is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service or achievement of performance or other objectives, as determined by the Committee.

(n)           The term “Restricted Share Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

(o)           The terms “Subsidiary” and “Subsidiaries” shall mean one or more corporations of which capital stock possessing 50% or more of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by the Company directly or indirectly through one or more Subsidiaries.

3.	Effective Date of the Plan

The Plan shall become effective upon approval of the shareholders of the Company, provided that the Board may grant Options and award Restricted Shares pursuant to the Plan prior to shareholder approval if the grant of such Options or the award of such Restricted Shares by its terms is contingent upon subsequent shareholder approval of the Plan.

4.	Operation and Administration

(a)           The Board shall administer the Plan unless and to the extent the Board delegates administration to a Committee as provided in subparagraph 4(i).

(b)           The Board may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan.

(c)           The Board shall from time to time determine those executives and employees who shall receive Awards, and shall determine the numbers of shares on which Awards shall be granted to each such person and the nature of the Awards to be granted.

(d)           Awards shall be granted by the Company and shall become effective only after prior approval of the Board, and upon the execution of an Option Agreement or a Restricted Share Agreement, as applicable, between the Company and the recipient of the Award.

(e)           All Awards are subject to withholding of all applicable taxes, and the Board may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  The Board, in its discretion, and subject to such requirements as the Board may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Common Stock that the participant already owns, or through the surrender of shares of Common Stock to which the participant is otherwise entitled under the Plan.

(f)           The Board’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Board shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith in respect of the Plan.

(g)           The Board may impose such other terms and conditions not inconsistent with the terms of the Plan, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of Awards, or (iii) the shares of Common Stock acquired under the Plan.  The Committee may require that a participant notify the Company of any disposition of shares of Common Stock purchased under the Plan.

(h)           Notwithstanding any other provisions of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of benefit under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Exchange Act and the United States Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(i)           The Board may delegate administration of the Plan to a Committee, and the term “Committee” shall apply to any Director or Directors to whom such authority has been delegated.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, all of the powers heretofore possessed by the Board, including the power to delegate nondiscretionary administrative duties to such employees of the Company as the Committee deems proper (and references to this Plan to the “Board” shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and restore to the Board the administration of the Plan.  In the discretion of the Board, the Committee may consist solely of two or more Non-Employee Directors.  Within the scope of such authority, the Board or the Committee may delegate to one or more Directors who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

5.	Participation in the Plan

(a)           Participation in the Plan shall be limited to the directors, executives and employees of the Company and its Subsidiaries, and any consultant or other individual providing services to the Company or a Subsidiary, who shall be designated by the Board.

(b)           A consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such consultant because of the nature of the services that the consultant is providing to the Company or a Subsidiary, or because the consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6.	Stock Subject to the Plan

(a)           There shall be reserved for the granting of Awards pursuant to the Plan, and for issuance and sale pursuant to such Awards, 600,000 shares of Common Stock.  To determine the number of shares of Common Stock available at any time for the granting of Awards, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Awards have been made pursuant to the Plan that are still outstanding or have been exercised.  If any shares subject to an Award are withheld and not delivered to a participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are withheld shall no longer be available for issuance under the Plan.  If any shares subject to an Award are not delivered to a participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, or the award of Restricted Shares, the number of shares that are not delivered to the participant shall no longer be available for subsequent issuance under the Plan.  If the exercise price of any Option is satisfied by tendering shares of Common Stock held by the participant (either by actual delivery or attestation), the number of shares so tendered shall not remain available for subsequent issuance under the Plan.  The shares of Common Stock to be issued in connection with Awards made pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock or shares subsequently acquired by the Company as treasury shares. If for any reason shares of Common Stock as to which an Award has been made are forfeited or otherwise cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance in connection with Awards made pursuant to the Plan.

(b)           In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Company, the Board shall make such adjustments as may be appropriate, in its discretion, in the number and kind of shares reserved for Awards and in the number, kind and price of shares covered by Awards made pursuant to the Plan.

7.	Terms and Conditions of Options

(a)           Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in such form as the Board from time to time may determine.

(b)           The exercise price per share for Options shall be established by the Board at the time of the grant of Options pursuant to the Plan.  The exercise price for Options granted to participants subject to taxation in the United States shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Option is granted.  The exercise price of Options granted to participants who are not subject to taxation in the United States shall be established by the Board and may, in the Board’s discretion, be less than the Fair Market Value.  If the Board does not establish a specific exercise price per share at the time of grant, the exercise price per share shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the Option.

(c)           The term of each Option shall be determined by the Board at the time of grant of the Option, provided that if no term is established by the Board, the term of the Option shall be five years from the date on which it is granted.

(d)           The Board may provide in the Option Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest in the Option holder over such period of time, or upon the occurrence of such event, contingency or condition (which may be based on performance or other criteria), as the Board, in its discretion, shall determine for each Option holder. The vesting provisions of individual Options may vary.  If the Board does not designate a vesting schedule, the Option shall be exercisable immediately after the date of grant.

(e)           Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution. Notwithstanding the foregoing, the Board may set forth in the Option Agreement at the time of grant or thereafter, that the Option may be transferred to members of the optionee’s immediate family, to trusts solely for the benefit of such immediate family members, and to partnerships in which such family members and/or trusts are the only partners.  For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren, and legal dependents. Any transfer of Options made under this provision shall not be effective until notice of such transfer is delivered to the Company. In the event an Option is transferred in accordance with the foregoing, the Option shall be exercisable solely by the transferee and shall remain subject to the provisions of the Plan.

(f)           In the case of an Option holder who is an employee of the Company or its Subsidiaries, upon voluntary or involuntary termination of an Option holder’s active employment for any reason (including illness or disability), the holder’s Option and all rights thereunder shall terminate effective at the close of business on the date the Option holder ceases to be an active, regular employee of the Company or any of its subsidiaries, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this paragraph 7.

(g)           In the event an employee Option holder (i) takes a leave of absence from the Company or any of its Subsidiaries for personal reasons or (ii) terminates his employment or ceases providing services to the Company and any of its Subsidiaries, by reason of illness, disability, voluntary termination with the consent of the Board, or other special circumstances, the Board may consider his case and may take such action in respect of the related Option Agreement as it may deem appropriate under the circumstances, including accelerating the time previously granted Options may be exercised and extending the time following the Option holder’s termination of active employment during which the Option holder is entitled to purchase the shares of Common Stock subject to such Options, provided that in no event may any Option be exercised after the expiration of the term of the Option.

(h)           If an Option holder dies during the term of his Option without having fully exercised his Option, the executor or administrator of his estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right at any time following the Option holder’s death to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of his death, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. In the event of the death of the transferee of an Option transferred in accordance with subparagraph 7(e), above, the Option shall be exercisable by the executors, administrators, legatees or distributees of the transferee’s estate, as the case may be, for a period of one (1) year following the date of the transferee’s death, provided that in no event may the Option be exercised after the expiration of the term of the Option.

(i)           If an Option holder terminates employment without his having fully exercised his Option due to his retirement with the consent of the Company, then such Option holder shall have the right within 90 days of the Option holder’s termination of employment to purchase the number of shares of Common Stock that the Option holder was entitled to purchase at the date of his termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Board may cancel an Option during the 90-day period referred to in this paragraph, if the participant engages in employment or activities contrary, in the opinion of the Board, to the best interests of the Company.  The Board shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Board shall be final and conclusive.

(j)           On receipt of written notice of exercise, the Board may elect to cash out all or part of the portion of any stock Option to be exercised by paying the participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price times the number of Common Shares subject to the Option on the effective date of such cash-out.

8.	Methods of Exercise of Options

(a)           An Option holder (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify the Company in writing at its principal office to that effect, specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment or provisions for payment for the shares of Common Stock so purchased in accordance with this paragraph 8. Such written notice may be given by means of a facsimile transmission. If a facsimile transmission is used, the Option holder should mail the original executed copy of the written notice to the Company promptly thereafter.

(b)           Payment or provision for payment shall be made as follows:

(i)           The Option holder shall deliver to the Company at the address set forth in subparagraph 8(a), cash in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

(ii)           The Option holder shall tender to the Company, by either actual delivery of shares or by attestation, shares of Common Stock already owned by the Option holder that, together with any cash tendered therewith, have an aggregate fair market value (determined based on the Fair Market Value on the date the notice set forth in subparagraph 8(a) is received by the Company) equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

(iii)           The Option holder shall deliver to the Company an exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the shares of Common Stock as to which such exercise relates and to sell the shares (or a sufficient portion of the shares) of Common Stock to be issued upon exercise of the Option to pay the exercise price and any tax withholding resulting from such exercise and deliver the cash proceeds, less commissions and brokerage fees, to the Option holder or to deliver the remaining shares of Common Stock to the Option holder.

Notwithstanding the foregoing provisions, the Board, in granting Options pursuant to the Plan, may limit the methods in which an Option may be exercised by an person and, in processing any purported exercise of an Option granted pursuant to the Plan, may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in subparagraph 8(b)(i)).

(c)           An Option holder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

(d)           An Option holder shall have none of the rights of a shareholder of the Company until the shares of Common Stock covered by the Option are issued to him upon exercise of the Option.

9.	Terms and Conditions of Restricted Share Awards

(a)           Each award of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company in such form as the Board from time to time may determine. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

(b)           Restricted Shares may be sold or awarded under the Plan for such consideration as the Board may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services; provided, however, that to the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash equivalents or past services rendered to the Company or its subsidiaries, as the Board may determine.

(c)           Each award of Restricted Shares may or may not be subject to forfeiture to the Company, or “vesting.”  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement. During any restricted period, the recipient shall not be permitted to sell, transfer, pledge or assign Restricted Shares awarded under this Plan. In the event of the recipient’s retirement, disability or death, or in cases of special circumstances, the Board, in its sole discretion, may waive, in whole or in part, any or all remaining restrictions with respect to such recipient’s Restricted Shares.

(d)           The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Share Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e)           When an Award of Restricted Shares is granted hereunder, the Company shall issue a certificate or certificates in respect of such Restricted Shares, which shall be registered in the name of the recipient and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award in substantially the following form:

“The transferability of the shares represented by this certificate are subject to the terms and conditions (including forfeiture) of a Restricted Share Agreement entered into between the registered owner and Highway Holdings Limited.  A copy of such agreement is on file in the offices of the Secretary of the Company.”

10.	Cancellation and Rescission of Awards

Unless the Option Agreement or Restricted Share Agreement specifies otherwise, the Board may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the participant is not in compliance with all applicable provisions of the applicable Award Agreement and the Plan.

11.	Amendments and Discontinuance of the Plan

(a)           The Board at any time, and from time to time, may amend the Plan; provided, however, that any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the written consent of the holder of the Award.  Except as provided in paragraph 6(b) relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Rule 16b-3 or any securities exchange listing requirements applicable to the Company.  The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

(b)           The Board at any time, and from time to time, may amend the terms of any one or more outstanding Awards; provided, however, that no Award shall be impaired by any such amendment, except with the written consent of the holder of the Award.

12.	Plan Subject to Governmental Laws and Regulations

The Plan and the terms of the Awards made pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

13.	Non-Guarantee of Employment

Nothing in the Plan or in any Award granted pursuant to the Plan shall be construed as a contract of employment between the Company or a Subsidiary, and selection of any individual as a participant in the Plan will not give that individual the right to continue in the employ of the Company or a Subsidiary, the right to continue to provide services to the Company or any Subsidiary or as a limitation of the right of the Company or a Subsidiary to discharge any participating employee or any other individual at any time.

14.	Exclusion From Retirement and Fringe Benefit Computation

No portion of any Award under this Plan shall be taken into account as “wages,” “salary” or “compensation” for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, and disability, or (iii) any form of extraordinary pay including but not limited to bonuses, sick pay and vacation pay.

15.	Change In Control Provisions

Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Option Agreement or a Restricted Share Agreement, in the event of a Change in Control:

(a)          Any Awards outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

(b)          The Board shall have full discretion, notwithstanding anything herein or in an Option Agreement or a Restricted Share Agreement to the contrary, to do any or all of the following with respect to an outstanding Award:

(1)           To cause any Award to be canceled, provided notice of at least 15 days thereof is provided before the date of cancellation;

(2)           To provide that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto;

(3)           To grant the participant by giving notice during a pre-set period to surrender all or part of an Option to the Company and to receive cash in an amount equal to the amount by which the price per share of Common Stock, if any, paid in any corporate transaction that gave rise to the Change in Control shall exceed the amount which the participant must pay to exercise the Option per share of Common Share under the Option (the “Spread”) multiplied by the number of Common Shares granted under the Option;

(4)           To require the assumption of the obligation of the Company under the Plan subject to appropriate adjustment; and

(5)           To take any other action the Board determines to take.

16.	Liability Limited; Indemnification

(a)           To the maximum extent permitted by law, neither the Board or the Committee, nor any of the members of the Board or the Committee, shall be liable for any action or determination made with respect to this Plan.

(b)           In addition to such other rights of indemnification that they may have, the members of the Board and the Committee shall be indemnified by the Company to the maximum extent permitted by law against any and all liabilities and expenses incurred in connection with their service in such capacity.

17.	Miscellaneous

(a)           The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

(b)           This Plan shall be governed by, and construed in accordance with, the laws of British Virgin Islands without regard to principles of conflict of laws of any jurisdiction.

(c)           All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the participant at the address contained in the records of the Company or to the Company at its principal executive offices.

18.	Duration of the Plan

(a)           Unless sooner terminated by the Board, the Plan shall automatically terminate on the day before the tenth anniversary of the date the Plan is adopted by the Board.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the plan is in effect, except with the written consent of the Participant.